Independent auditors' consent

The board and shareholders
IDS Money Market Series, Inc.


We consent to the use of our report incorporated herein by reference and to the references to our Firm under the headings "Financial highlights" in Part A and "INDEPENDENT AUDITORS" in Part B of the Registration Statement.






KPMG Peat Marwick LLP
Minneapolis, Minnesota
September 26, 1997